Exhibit 99.1

Contact:	Walt Standish, President and Chief Executive Officer, 843.916.7813
Gary Austin, Executive Vice President and Chief Financial Officer, 843.916.7806

Beach First Announces Preliminary Earnings Results

Myrtle Beach, SC 29577 – The bank holding company for (NASDAQ-BFNB) Beach First National Bank, today pre-announced earning estimates, for the third quarter 2008.  Actual earnings are expected to be announced October 27, 2008.

•                  Net income for the third quarter of 2008 is expected to be in the $200,000 range as compared to the second quarter 2008 net income of 336,507 (fully diluted earnings per share of $0.07).  Year to date net income is expected to be approximately $1.89 million for 2008.

•                  We had growth in both loans and deposits in the third quarter 2008.  Walt Standish stated “We expect the increase in the FDIC insurance limit to $250,000 to be positive for our customers and the markets we serve.”

•                  We expect the third quarter net interest margin to be in the range of 3.09 – 3.11% which is slightly above the second quarter 2008 margin of 3.09%

•                  We do not own any Fannie Mae or Freddie Mac common or preferred stock.

•                  We do not hold any sub prime mortgage assets.

•                  Our tangible book value per share was $10.96 at the end of the second quarter and we expect a slight increase in this amount.  Our regulatory capital ratios will be above the well capitalized guidelines established by the regulators.

•                  The allowance for loan losses was 1.37% of total loans at the end of the second quarter 2008.  For the third quarter 2008, the allowance for loan losses is expected to be 1.37% of total loans, which we expect will continue to be above the average of our peer group.

•                  We do anticipate nonperforming assets as a percentage of total assets to increase to approximately 3.00% of total assets as of September 30, 2008.

•                  We continue to work with our customers to be proactive in managing through the current economic environment.

Beach First National Bank is a $670 million financial institution headquartered in Myrtle Beach, South Carolina. In addition to its multi-state mortgage lending division, Beach First operates seven banking locations in Myrtle Beach, Surfside Beach, North Myrtle Beach, Pawleys Island, and Hilton Head Island, South Carolina, and offers a full line of banking products and services including NetTeller internet banking.  The company’s stock trades on the NASDAQ National Market under the symbol BFNB and the website is beachfirst.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, excessive loan losses, regulatory actions or changes and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause or contribute to such differences, please see our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.